Exhibit 2.3

SECOND AMENDMENT TO CONTRACT OF SALE

THIS SECOND AMENDMENT TO CONTRACT OF SALE (“Amendment”) by and between PARKLANE/CEDAR HILL, LTD., a Texas limited partnership (“Seller”), and KITE CAPITAL, LLC, an Indiana limited liability company (“Purchaser”), is made and entered into this 30th day of June, 2004 (“Effective Date”).

RECITALS

A.                                   WHEREAS, Seller and Purchaser entered into that certain Contract of Sale dated January 28, 2004, as amended by that certain Amendment to Contract of Sale dated April 7, 2004 (jointly, the “Agreement”) for the purchase by Purchaser and the sale by Seller of certain real estate located in Cedar Hill, Texas, known as Plaza at Cedar Hill Shopping Center, being more particularly described in Exhibit A to the Agreement (the “Property”); and

B.                                     WHEREAS, Seller and Purchaser desire to further amend the terms of the Agreement to extend the Closing Date (as defined in the Agreement), upon the terms and conditions contained herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       The Recitals set forth above are hereby incorporated into this Amendment by reference.

2.                                       Capitalized terms used in this Amendment shall have the same expressly defined meaning in this Amendment as in the Agreement, unless stated otherwise herein.

3.                                       Section 6.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 6.1. Closing Date.  The closing of the transaction contemplated by this Contract (the “Closing”) shall take place in the offices of the Title Company at the time Seller and Purchaser may agree upon, but otherwise at 10:00 a.m., local time, on the date (the “Closing Date”) which is the later of (a) August 15, 2004 or (b) ten (10) days after this purchase and sale have been approved by Lender, but in any event no later than August 30, 2004.”

4.                                       As consideration for the Seller’s agreement to extend the Closing Date, the Purchaser shall on or before August 1, 2004, deposit an additional sum of Two Hundred Fifty Thousand and no/Dollars ($250,000) as “Further Additional Earnest Money”, which shall be added to the Earnest Money to be held, applied or returned as otherwise provided in the Agreement and herein.  Further, within two (2) days after the Effective Date, Purchaser shall cause the Title Company to release to Seller the sum of Five Hundred Thousand and no/Dollars ($500,000) from the Earnest Money presently on deposit.  In addition, on or before August 1,

2004, Purchaser shall cause the Title Company to release to Seller an additional sum of Five Hundred Thousand and no/Dollars ($500,000) from the Earnest Money then currently on deposit.  Purchaser and Seller hereby agree that the Earnest Money, including the Further Additional Earnest Money to be deposited hereunder shall be applied to the Purchase Price and shall not be refundable unless the Agreement is terminated by Purchaser pursuant to Section 8.2 thereof in connection with a default by Seller in the performance of its obligations under the Agreement, as hereby amended, or in the event of Seller’s failure to convey the property to Purchaser in accordance with the terms of the Agreement.

5.                                       Except as specifically amended or modified by this Amendment, all terms and conditions contained in the Agreement shall remain in full force and effect as provided therein.  If a provision of this Amendment conflicts with a provision of the Agreement, this Amendment shall control.

6.                                       This Amendment may be executed in counterparts, and by each of the parties on separate counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one in the same instrument, and that facsimile counterparts of the signatures of the undersigned of this Amendment shall be effective for all purposes as original signed counterparts.

[signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

“PURCHASER”		“SELLER”

KITE CAPITAL, LLC		PARKLANE/CEDAR HILL, LTD.

By:	/s/ John Kite	By:	Today Cedar Hill GP, Inc., its general partner
(signature)

Its:			By:	/s/ Frank Mihalopoulos
(printed name and title)		Frank Mihalopoulos, Vice President